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Exhibit 10.1.1

AMENDMENT TO MOVIE GALLERY, INC.
1994 STOCK PLAN, AS AMENDED

June 13, 2000

        Section 4 of the Movie Gallery, Inc. 1994 Stock Plan, as amended, is hereby deleted in its entirety and replaced with a new Section 4 as follows:

          "4.    Stock Subject to Plan.    There shall be reserved for issuance under the Plan 3,000,000 shares of Common Stock of the Company ("Stock") or the number of shares of Stock, which, in accordance with the provisions of Section 13 hereof, shall be substituted therefore. Such shares may be treasury shares. If an option or stock appreciation right granted under the Plan shall expire or terminate for any reason without having been exercised in full, shares subject to the unexercised portion thereof shall again be available for the purposes of the Plan."

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AMENDMENT TO MOVIE GALLERY, INC. 1994 STOCK PLAN, AS AMENDED June 13, 2000